Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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WILMINGTON

BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
March 20, 2018	MOSCOW
MUNICH
PARIS
SÃO PAULO
Nautilus Holdco, Inc.	SEOUL
SHANGHAI
c/o BioCryst Pharmaceuticals, Inc.	SINGAPORE
4505 Emperor Blvd., Suite 200	TOKYO
Durham, North Carolina 27703

c/o Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, Massachusetts 02139

Re:                             Nautilus Holdco, Inc.—
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Nautilus Holdco, Inc. a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 109,290,000 shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the issuance of up to the number of Registered Shares (the “Share Issuance”) that may become issuable upon the consummation of (a) the merger of Boat Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Boat Merger Sub”), with and into BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst), with BioCryst continuing as the surviving corporation and as a wholly owned subsidiary of the Company (the “BioCryst Merger”) and (b) the merger of Island Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Island Merger Sub”), with and into Idera Pharmaceuticals, Inc., a Delaware corporation (“Idera”), with Idera continuing as the surviving corporation and as a wholly owned subsidiary of the Company (the “Idera Merger” and together with the BioCryst Merger, the “Mergers”), pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018 (the “Merger Agreement”), by and among the Company, BioCryst, Idera, Boat Merger Sub and Island Merger Sub. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letters of officers of BioCryst, Idera, Boat Merger Sub, Island Merger Sub and the Company (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers of the Representation Parties on the Closing Date.

In rendering our opinion, we have assumed that (i) each of the Mergers will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Mergers.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the BioCryst Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or alternatively, the mergers together will be treated as an “exchange” described in Section 351 of the Code.

Except as set forth above, we express no other opinion.  This opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the Mergers and may not be relied upon by any other person without our prior written consent.  This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. As required by the Merger Agreement, it is a condition to the closing of the Mergers that another opinion of counsel be delivered at such time regarding the matters described in our opinion above.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “Questions and Answers,” “Summary—U.S. Federal Income Tax Consequences of the Mergers” and “U.S. Federal Income Tax Consequences of the Mergers.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden Arps, Slate, Meagher & Flom LLP

BK